EXHIBIT G

February 28, 2007

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Colombia (the “Republic”) in connection with the preparation of the registration statement (the “Registration Statement”) under Schedule B to the U.S. Securities Act of 1933, as amended (the “Act”), filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to which the Republic is registering $5,000,000,000 aggregate principal amount of its debt securities and warrants (the “Offered Securities”) to be offered and sold from time to time as set forth in the Registration Statement and the prospectus (the “Prospectus”) contained therein. We are also familiar with the forms of fiscal agency agreement and underwriting agreement (together, the “Agreements”), filed as exhibits to the Registration Statement.

In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us and have made such other investigations as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the authority of the Republic to enter into the Agreements and to cause the issuance of the Offered Securities from time-to-time; and (iv) the conformity to authentic originals of all documents submitted to us as copies.

This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the laws of the Republic, we have, without having made any independent investigation with respect thereto, assumed the correctness of, and relied upon, the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia, a copy of which is being filed as Exhibit F to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Based upon and subject to the foregoing, we are of the opinion that when the Offered Securities have been duly authorized, issued and executed by the Republic and authenticated, delivered and paid for as contemplated by the Agreements, the Offered Securities will constitute valid and legally binding obligations of the Republic under the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of the Securities” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ARNOLD & PORTER LLP